TERMINATION AGREEMENT

     This TERMINATION AGREEMENT, dated as of March 6, 1998 (hereinafter referred to as the "Agreement") is made by and between CHAPARRAL RESOURCES, INC., a Colorado corporation ("Chaparral") and EXETER FINANCE GROUP, INC. a corporation organized under the laws of Turks and Calcos ("Exeter", and together with Chaparral, the "Parties").

                                   WITNESSETH:

A. The Parties acknowledge the existence of a subscription agreement entered into by and between the Parties on November 21, 1997 ("Subscription Agreement") in which there are provisions for the issuance to Exeter, over the period of four closings, of (i) 75,000 shares of Chaparral's Series A Preferred Stock, no par value, for a purchase price of $100.00 per share or an aggregate purchase price of Seven Million Five Hundred Thousand Dollars ($7,500,000), (ii) 75,000 shares of Chaparral's Series B Preferred Stock, no par value, for a purchase price of $100.00 per share or an aggregate purchase price of Seven Million Five Hundred Thousand Dollars ($7,500,000), and (iii) 75,000 shares of Chaparral's Series C Preferred Stock, no par value, for a purchase price of $100.00 per share or an aggregate purchase price of Seven Million Five Hundred Thousand Dollars ($7,500,000).

B. Pursuant to the terms of the Subscription Agreement, Exeter has fulfilled its obligation at the first closing to purchase from Chaparral 50,000 shares of Chaparral's Series A Preferred Stock for a purchase price of Five Million Dollars ($5,000,000), but has elected not to purchase 25,000 shares of Chaparral's Series A Preferred Stock, and has advised Chaparral that
     Exeter will not be exercising its rights under the terms of the Subscription Agreement to purchase Chaparral's Series B or Series C Preferred Stock.

C. Chaparral's Board of Directors has determined in accordance with its business judgment, in light of Exeter's election not to purchase any additional shares, that it is preferable for Chaparral to terminate the Subscription Agreement and to pursue equity financing form a source other than Exeter on terms and conditions different than those set forth in the Subscription Agreement.

D. Therefore, Chaparral and Exeter have decided to terminate the remaining obligations under the Subscription Agreement, except as provided below.

                                    AGREEMENT

     NOW, THEREFORE, for and in consideration of the mutual promises herein contained and other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

     1. The Parties hereby agree that, except as herein expressly provided, all agreements, whether oral or written, between the Parties, including, without limitation, the Subscription Agreement, are terminated and are no longer in force and effect. Additionally, the execution and delivery of this Agreement shall operate as a full and complete termination and discharge of all of the obligations of the Parties pursuant to the Subscription Agreement, except as herein expressly provided. The Parties hereby release and discharge each other and their respective officers, directors, employees, agents, affiliates, related business entities, predecessors, shareholders, insurers, attorneys, representatives, successors and assigns from any and all claims, liabilities or obligations that are related to the Subscription Agreement, the transactions referred to therein and any action of the Parties pursuant to the Subscription Agreement; provided, however, except as stated herein, neither termination of the Subscription Agreement nor the terms of this Agreement shall relieve the Parties from any obligation or requirement securing or secured under the terms of the Subscrip- tion Agreement with respect to the previous purchase price by Exeter of the 50,000 shares of Chaparral's Series A Preferred Stock make in accordance with the terms of the first closing under the Subscription Agreement.

     2. Without limiting the generality of the foregoing and for the avoidance of doubt, (a) Chaparral does hereby release and discharge Exeter from any obligation to purchase from Chaparral the remaining Series A preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock pursuant to the Subscription Agreement at the second, third and fourth closings, (b) Exeter does hereby release and discharge Chaparral from any obligation to sell to Exeter the remaining Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock pursuant to the Subscription Agreement at the second, third and fourth closings, and (c) the 50,000 shares of Chaparral's Series A Preferred Stock sold by Chaparral and purchased by Exeter in accordance with the terms of the first closing under the Subscription Agreement are and shall be subject to, and, exempt as stated herein, the Parties will perform their respective obligations under, all the terms of the Subscription Agreement with the same effect as though the Subscription Agreement had provided only for Exeter's purchase of the 50,000 shares of Chaparral's Series A Preferred Stock.

     3. The Parties hereby agree that the provisions of Section 7(1) of the Articles of Amendment to the Restated Articles of Incorporation + Amendments of Chaparral Resources, Inc., that were filed with the Colorado Secretary of State on November 15, 1997, shall be void and of no further force and effect and that Chaparral shall have the right to delete Section 7(l) therefrom.

     4. The Parties acknowledge that they have each had a reasonable period of time within which to read and consider this Agreement, that through


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


          their counsel, they have negotiated the terms of this Agreement and that they understand the Agreement to their satisfaction. The Parties warrant that they have the power and requisite authority to execute, deliver and perform this Agreement.

     5. The Parties are represented by counsel in this matter, have consulted with their attorneys prior to signing this Agreement, and have signed this Agreement voluntarily and with full knowledge of the consequences. The Parties each acknowledge that neither of them has been influenced to any extent whatsoever in making this Agreement by any representations or statements regarding any matter whatsoever by the other Party, or by any persons or entities representing or acting on behalf of the other Party.

     6. To the extent that any provision of this Agreement may be deemed or determined to be unenforceable for any reason, such unenforceability will not impair or affect any other provision, and this Agreement will be interpreted so as to most fully give effect to its terms and still be enforceable.

     7. This Agreement constitutes the whole of the agreement between the Parties on the subject matter, superseding all prior oral and written conversations, negotiations, understandings, and agreements in effect as of the date of this Agreement. No oral understandings, statements or promises contrary to the terms of this Agreement exist.

     8. This Agreement may be executed in multiple counterparts, each of which so executed will be deemed to be an original, binding upon the Parties executing the same, and such counterparts will together constitute but one and the same Agreement.

     9. This Agreement is the result of substantial negotiations between the Parties and their counsel. Accordingly, the fact that counsel for one Party or another may have drafted this Agreement is immaterial, and this Agreement will not be strictly construed against such Party.

     10. The Parties hereto agree that this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors, legal representatives, officers, shareholders, partners, employees, servants, agents, subsidiaries, predecessors and/or assigns.

     11. This Agreement will be governed by, and construed in accordance with, the laws of Texas without reference to its choice-of-law principles. The Parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts of the State of Texas in Harris County and of the Federal Court located in said County in connection with any action or proceeding to enforce or interpret this Agreement.

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


     12. No modification or waiver of any provision hereof will be made unless it is made in writing and signed by the Parties hereto.

     13. Except as required by any governmental entity or law, including but not limited to, Federal and state securities laws, from and after the date hereof, the Parties shall keep confidential, and not discuss with or disclose to any other person, the facts relating to the Subscription Agreement, the dealings between the Parties relating to the transactions mentioned therein, any written or oral information one Party received from the other Party and the dealings between the Parties relating to the Agreement. Neither Party hereto, except as required by any governmental entity or law, including, but not limited to, Federal and state securities laws, will release to the public any information concerning this Agreement, or the transactions
          contemplated  hereby,   without  having  first  obtained  the  written
          approval of the other Party hereto, which approval may not be unreasonably withheld.

     The Parties signify their agreement to the foregoing by affixing their respective signatures in the spaces provided below.

CHAPARRAL RESOURCES, INC.



By:  /s/   Howard Karren
---------------------------
Name:  Howard Karren
Title:  President
Date:  February 25, 1998



EXETER FINANCE GROUP, INC.



By:  /s/  Gordon Howard
---------------------------
Name:  Gordon Howard
Title:  Director
Date:  February 15, 1998



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